Exhibit 99.1

Contact:	Steve Reichenbach
Chief Financial Officer
253-850-3500

FLOW INTERNATIONAL ANNOUNCES FISCAL 2004

FOURTH QUARTER AND YEAR END RESULTS

Third Consecutive Quarter of Operating Profit, Successful Debt Restructuring

KENT, Wash., July 29, 2004 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today reported results for its fiscal 2004 fourth quarter and year ended April 30, 2004. On a consolidated basis, FLOW reported quarterly sales of $54.4 million and a net loss of $3.0 million or $0.20 diluted loss per share, which includes restructuring charges $1.2 million and a $1.9 million tax expense for the future repatriation of foreign earnings, which the Company has decided to no longer permanently defer. For comparison, in the fiscal 2003 fourth quarter the Company reported revenues of $31.7 million and a net loss of $15.6 million or $1.01 diluted loss per share, which included non-cash impairment charges of $3.7 million. The fiscal 2004 fourth quarter represents the third consecutive quarter of operating profit. Net of restructuring costs, operating profit has climbed with each successive quarter in the year ended April 30, 2004.

“In virtually every area of our Company, we produced a very solid quarter, with all elements of our business showing meaningful improvement,” said Stephen R. Light, Flow’s President and Chief Executive Officer. “As we continue through the second year of our two-year restructuring program, the hard work to significantly reshape our Company has brought us to stronger operational performance. We look to extend our improvements going forward as the industries we serve show signs of a return to health.”

For the year ended April 30, 2004, the Company recorded consolidated revenues of $177.6 million and a net loss of $14.6 million or $0.95 diluted loss per share. Results for fiscal 2004 include restructuring charges of $4.8 million and the tax expense of $1.9 million for the future repatriation of foreign earnings. This compares to fiscal 2003 revenues of $144.1 million and a net loss of $70.0 million or $4.56 diluted loss per share, which included $36.5 million of charges related to accounts receivable and inventory reserves, intangible and long lived asset impairment, allowances for deferred tax assets and other charges.

Operations Review

FLOW Waterjet Systems: For the fiscal 2004 fourth quarter, Waterjet Systems reported revenues of $35.0 million and an operating loss of $0.3 million. For comparison, in the fiscal 2003 fourth quarter, Waterjet Systems reported revenues of $26.5 million and an operating loss of $5.1 million. Within Waterjet Systems during the fiscal 2004 fourth quarter:

•	Total systems revenues were $22.9 million, compared to $15.9 million in the fiscal 2003 fourth quarter. Over half of the increase was generated in the United States. The improved economic environment, coupled with many benefits of the Company’s Dynamic Waterjet™ cutting system have contributed to our revenue growth. This past year the Company focused on customer support, improved on-time delivery and market expansion, resulting in increased activity across all market sectors. Year over year, systems sales increased 11%, once again with over half of sales increase coming from the United States.

•	Consumables and spare parts revenues were $12.1 million, compared to $10.6 million a year ago. Spares sales are improving as a result of increased machine utilization and from the return of former customers who like the flexibility of purchasing over the internet at Flowparts.com, and those who value the Company’s on-time delivery of over 98%.

•	Outside of the United States, Waterjet Systems revenue for the quarter increased to $14.4 million, with sales to Asia and Europe up 31% and 27% to $5.3 million and $5.6 million, respectively compared to the prior year quarter. For the year, sales into Asia and Europe were $20.5 million and $24.6 million, 16% and 14% growth rates, respectively, versus fiscal 2003.

Avure Technologies: For the fiscal 2004 fourth quarter, Avure recorded revenues of $19.4 million and operating income of $2.1 million. For comparison, in the fiscal 2003 fourth quarter Avure reported revenues of $5.3 million and an operating loss of $7.4 million, which included non-cash impairment charges of $3.7 million. Within Avure during the fiscal 2004 fourth quarter:

•	General Press revenues were $13.2 million. That compares to $3.2 million in the fiscal 2003 fourth quarter. For the year ended April 30, 2004, sales increased 69% to $29.5 million, from $17.4 million in fiscal 2003. The fourth quarter included percentage-of-completion revenue on a three-machine order for China, as well as 100% of the revenue on a $4.5 million sale of used equipment recognized upon customer acceptance. Subsequent to the end of the quarter, the Company received a $2.4 million General Press order for a machine destined for India.

•	Avure’s Fresher Under Pressure® food technology revenues increased to $6.1 million, up from $2.0 million in the fiscal 2003 fourth quarter. Revenue in the quarter related primarily to the manufacture and delivery of four 215 liter Ultra units to Hormel, as well as systems to be used in the seafood industry.

Update on Credit Agreements

The Company signed amendments dated as of July 28, 2004, to its credit agreements with both its senior and subordinated lenders. Closing of the transactions are expected to occur later today. Accordingly, the debt at April 30, 2004 is classified as long-term on the balance sheet. The amendment to the senior credit facility provides that the senior credit facility expire August

1, 2005. The Company believes that these amended credit facilities provide Flow with the liquidity needed to execute its fiscal year 2005 operating plan, and contain operational covenants the Company believes it can achieve.

Timing of Form 10K Filing

Flow intends to file a Form 12b-25 “Notification of Late Filing” with the SEC later today because additional time is needed to prepare its annual report on Form 10-K due to the closing of the loan amendments and additional time required to finalize other disclosures. Flow intends to file the Form 10-K no later than the 15 calendar day extension permitted by Rule 12b-25.

Conference Call

Flow International will host a conference call today, July 29, 2004 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to discuss the results. A live Webcast of the call may be found at:

http://www.flowcorp.com/newsite/Investor_Center/investor_center_index.htm.

A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the July 29, 2003, Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements that, we look to extend our improvements going forward as the industries we serve show signs of a return to health and the Company believes that these amended credit facilities provide FLOW with the liquidity needed to execute its fiscal year 2005 operating plan, and contains operational covenants the Company believes it can achieve. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

(tables to follow)

Flow International Corporation

Consolidated Statement of Operations

(Unaudited)

Dollars in thousands, except per share data

	Three months ended April 30,			Year ended April 30,
	2004	2003	% Change	2004	2003	% Change
Sales	$54,356	$31,734	71%	$177,609	$144,115	23%

Cost of sales	34,289	22,703	51%	111,970	108,074	4%

Gross margin	20,067	9,031	122%	65,639	36,041	82%

Operating expenses:
Marketing	8,656	9,133	-5%	28,422	36,180	-21%
Research and engineering	1,788	3,177	-44%	10,651	13,501	-21%
General and administrative	6,611	5,576	19%	23,261	22,202	5%
Restructuring	1,162	—	100%	4,776	—	100%
Goodwill impairment	—	3,670	-100%	—	10,815	-100%

Operating expenses	18,217	21,556	-15%	67,110	82,698	-19%

Operating income (loss)	1,850	(12,525)	115%	(1,471)	(46,657)	97%

Interest expense, net	(3,219)	(3,118)	3%	(12,995)	(11,319)	15%
Other income (expense), net	1,642	(281)	NM	4,413	(4,333)	NM

Income (loss) before taxes	273	(15,924)	102%	(10,053)	(62,309)	84%
Income tax expense (benefit)	3,319	(651)	NM	5,099	7,180	-29%

Loss before discontinued operations	(3,046)	(15,273)	80%	(15,152)	(69,489)	78%

Discontinued operations, net of tax	—	(282)	-100%	526	(523)	NM

Net loss	$(3,046)	$(15,555)	80%	$(14,626)	$(70,012)	79%

Loss per share:
Basic and diluted before discontinued operations	$(0.20)	$(0.99)	80%	$(0.98)	$(4.53)	78%
Basic and diluted	$(0.20)	(1.01)	80%	(0.95)	(4.56)	79%

Weighted average shares outstanding (000):
Basic	15,586	15,359		15,415	15,348
Diluted	15,586	15,359		15,415	15,348

NM = not meaningful

Flow International Corporation

Statement of Operations

Operations Breakdown

(Unaudited)

Dollars in thousands, except per share data

	Three Months ended April 30, 2004			Three Months ended April 30, 2003
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
Sales	$35,002	$19,354	$54,356	$26,460	$5,274	$31,734
Cost of sales	21,661	12,628	34,289	18,557	4,146	22,703

Gross margin	13,341	6,726	20,067	7,903	1,128	9,031
Operating expenses	13,619	4,598	18,217	13,026	8,530	21,556

Operating (loss) income	(278)	2,128	1,850	(5,123)	(7,402)	(12,525)

	Year ended April 30, 2004			Year ended April 30, 2003
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
Sales	$132,861	$44,748	$177,609	$121,833	$22,282	$144,115
Cost of sales	83,604	28,366	111,970	88,259	19,815	108,074

Gross margin	49,257	16,382	65,639	33,574	2,467	36,041
Operating expenses	50,934	16,176	67,110	60,407	22,291	82,698

Operating (loss) income	(1,677)	206	(1,471)	(26,833)	(19,824)	(46,657)

Flow International Corporation

Supplemental Data

(Unaudited)

Dollars in thousands

	Three months ended April 30,			Year ended April 30,
	2004	2003	% Change	2004	2003	% Change
Divisional revenue breakdown:
Flow Waterjet Systems:
Systems	$22,923	$15,903	44%	$85,015	$76,346	11%
Consumable parts and services	12,079	10,557	14%	47,846	45,487	5%

Total	35,002	26,460	32%	132,861	121,833	9%
Avure Technologies
Fresher Under Pressure	6,137	2,034	NM	15,297	4,851	NM
General Press	13,217	3,240	NM	29,451	17,431	69%

Total	19,354	5,274	NM	44,748	22,282	101%

	$54,356	$31,734	71%	$177,609	$144,115	23%

Geographic revenue breakdown:
United States	$29,787	$18,492	61%	$97,546	$79,450	23%
Rest of Americas	3,134	3,009	4%	13,004	15,673	-17%
Europe	16,143	6,206	160%	46,557	31,326	49%
Asia	5,292	4,027	31%	20,502	17,666	16%

	$54,356	$31,734	71%	$177,609	$144,115	23%

Depreciation and amortization expense	$1,350	$2,474	-45%	$6,167	$10,112	-39%

Capital spending	$854	$1,036	-18%	$5,863	$4,671	26%

Flow International Corporation

Condensed Balance Sheet Data

Dollars in thousands

	April 30, 2004	April 30, 2003	% Change
Cash	$13,890	$15,045	-8%
Receivables, net	44,860	34,600	30%
Inventories	26,384	40,883	-35%
Total current assets	91,276	100,140	-9%
Total assets	134,085	146,264	-8%

Total debt	$85,347	$88,408	-3%
Total liabilities	140,802	138,480	2%
Total shareholders’ (deficit) equity	(9,077)	5,459	NM